Exhibit 21.1


ACTIVE SUBSIDIARIES OF NEW WORLD COFFEE-MANHATTAN BAGEL, INC.

1.  Manhattan Bagel Company, Inc.

2.  Chesapeake Bagel Franchise Corp.  (f/k/a CBB Acquisition Corp.)

3.  Willoughby's, Inc.

4.  Paragon Bakeries, Inc.

5.  MBC Tonawanda, LLC

6.  MBC North Buffalo, LLC

7.  MBC Northtown, LLC

8.  MBC Genessee, LLC

9.  MBC Cheektowaga, LLC

10. MBC Elmwood, LLC

11. MBC Main Place, LLC

12. MBC Maple, LLC

13. MBC Orchard Park, LLC

14. MBC Amherst, LLC

15. MBC Snyder, LLC

16. MBC Transit, LLC

17. MBC East Aurora LLC

18. Einstein Acquisition Corp.

19. New World ENBCDEB Corp.

20. Einstein/Noah Bagel Partners, L.P.

21. Einstein/Noah Bagel Partners, Inc.

ACTIVE SUBSIDIARY OF MANHATTAN BAGEL COMPANY, INC.

1.  I & J Bagel, Inc.

INACTIVE SUBSIDIARIES OF NEW WORLD COFFEE-MANHATTAN BAGEL, INC.

1.  Manhattan Bagel Construction Corp.

INACTIVE SUBSIDIARIES OF MANHATTAN BAGEL COMPANY, INC.

1.  Bay Area Bagel, Inc.

2.  DAB Industries, Inc.

3.  CR Bagel Leases, Inc.